                                                                     Exhibit 8.1

                        [Cooley Godward LLP Letterhead]



November 9, 2005


Maxim Pharmaceuticals, Inc.
8899 University Center Lane, Suite 400
San Diego, CA   92122


RE: TAX OPINION IN CONNECTION WITH FORM S-4

Ladies and Gentlemen:

      This opinion is being delivered to you (i) in connection with the filing of the Form S-4 Registration Statement (the "REGISTRATION STATEMENT") pursuant to the "Agreement and Plan of Merger" (the "AGREEMENT") made and entered into as of September 6, 2005, among EpiCept Corporation, a Delaware corporation ("EPICEPT"), Magazine Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of EpiCept ("MERGER SUB"), and Maxim Pharmaceuticals, Inc., a Delaware corporation ("MAXIM"), and (ii) pursuant to Section 5.17 of the Agreement. Pursuant to the Agreement, Maxim and EpiCept will enter into a business combination transaction pursuant to which Merger Sub will merge with and into Maxim (the "MERGER"). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "CODE").

      We have acted as counsel to Maxim in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations, and warranties contained in the following documents (including all exhibits and schedules attached thereto):

      (a)   the Agreement;

      (b)   the Registration Statement;

      (c) those certain Tax Representation Certificates from EpiCept and Merger Sub, and from Maxim, each addressed jointly to Weil, Gotshal & Manges LLP and to Cooley Godward LLP (the "TAX REPRESENTATION CERTIFICATES"); and

      (d) such other instruments and documents related to the formation, organization, and operation of EpiCept, Merger Sub, and Maxim and to the consummation of the Merger and the other transactions contemplated by the Agreement as we have deemed necessary or appropriate.

      In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:
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Maxim Pharmaceuticals, Inc.
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      (i)   Original documents submitted to us (including signatures thereto)
            are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

      (ii) All representations, warranties, and statements made or agreed to by EpiCept, Merger Sub, and Maxim, and by their managements, employees, officers, directors, and stockholders in connection with the Merger, including, but not limited to, (x) those set forth in the Agreement (including the exhibits thereto), (y) those set forth in the Registration Statement, and (z) those set forth in the Tax Representation Certificates, are true and accurate at all relevant times;

      (iii) All covenants contained in the Agreement (including exhibits thereto) will be performed without waiver or breach of any material provision thereof;

      (iv) The Merger will be consummated in accordance with the Agreement without any waiver or breach of any material provision thereof, and the Merger will be effective under applicable state law; and

      (v) Any representation or statement made "to the knowledge of" or similarly qualified is correct without such qualification.

      Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations, and qualifications set forth herein and in the Registration Statement under the heading "Material U.S. Federal Income Tax Consequences," we are of the opinion that the discussion set forth in the Registration Statement under the heading "Material U.S. Federal Income Tax Consequences" correctly describes the material federal income tax consequences of the Merger applicable to the holders of Maxim Common Stock.

      This opinion does not address the various state, local, or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Agreement and does not address the federal tax consequences of any transaction other than the Merger as described in the Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

      No opinion is expressed as to any transaction whatsoever, including the Merger, if any of the representations, warranties, statements, and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

      This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or on any court of law, tribunal, administrative agency, or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations, and published rulings. No assurance can
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Maxim Pharmaceuticals, Inc.
Page Three


be given that future legislative, judicial, or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

      This opinion is being delivered solely in connection with the filing of the Registration Statement. It is intended for the benefit of Maxim and is not to be relied upon for any other purpose or by any other person without our prior written consent, provided, however, that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

      We consent to the reference to our firm under the captions "THE MERGER -- MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES" and "LEGAL MATTERS" in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,


Cooley Godward LLP


By:   /s/ Daniel P. Meehan
      --------------------
      DANIEL P. MEEHAN




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